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                                                                     EXHIBIT 2.2
                         VOTING SHARE PURCHASE AGREEMENT

                                     between


1.  DR. HEINRICH ZINSLI, Elblingstrasse 10, 4142 Munchenstein, Switzerland
2.  DR. ERNST BURGISSER, Marktgasse 10b, 4310 Rheinfelden, Switzerland
3.  DR. HELMUT KESSMANN, Talweg 34, D-79540 Lorrach, Germany
4. CHRISTOPH GRETHER, c/o Grether, Gutzwiller & Forrer, Steinenbachgasslein 34, 4051 Basel, Switzerland

hereinafter referred to as                                           the Sellers

                                       and

DISCOVERY PARTNERS INTERNATIONAL, INC., whose registered office is located at 11149 North Torrey Pines Road, registered in La Jolla, California 92037, represented by Mr. Riccardo Pigliucci in his capacity as Chief Executive Officer, duly empowered for the purposes hereof pursuant to the Minutes of Regular Meeting of the Board of Directors of Discovery Partners International, Inc., of July 8, 1999, the original of which shall be attached hereto (Appendix
1)

hereinafter referred to as                                             the Buyer

                           -----------------------------------------


RECITALS

1. Discovery Technologies Ltd. (hereunder referred to as the "Company"), is a Swiss Company whose registered office is located at Gewerbestrasse 16 in 4123 Allschwil, Switzerland with an issued Voting Share Capital of CHF 500'000 (five-hundred thousand Swiss Francs) divided into 2'000 registered shares with a nominal value of CHF 100 each and 300 registered shares with a nominal value of CHF 1,000 each and a Non-Voting Capital of CHF 1,000,000 (one million Swiss Francs) divided into 1,000 registered Non-Voting Shares with a nominal value of CHF 1,000 each.

        The nominal value of all Voting Shares and of all Non-Voting Shares is fully paid up.

2. At the date hereof, all Voting Shares of the Company are held and they will be held on the First Completion Date (such as defined in Clause 6.1 hereunder), by the Sellers.

3. The Sellers wish to sell to the Buyer, and the Buyer wishes to buy from the Sellers all of the Voting Shares of the Company together with all rights which are now, or at any time hereafter may become, attached to them. Therefore, under this Agreement the Buyer will buy and the Sellers will sell 40% of the Voting Share Capital and the Sellers grant to the Buyer a right to buy the remaining 60% of the Voting Share Capital of the Company under certain conditions.

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Voting Share Purchase Agreement                                              -2-


4. At the date hereof, all Non-Voting Shares of the Company are held by Novartis. The Buyer intends to buy and Novartis agrees to sell (letter of May 27, 1999 Appendix 31) under certain conditions all of the Non-Voting Shares for a price of CHF 2,500,000 (two million five hundred thousand Swiss Francs) under a Non-Voting Share Purchase agreement to the Buyer. The Sellers agree to support in good faith the Buyer in the acquisition of the Non-Voting Shares currently owned by Novartis. The Sellers agree to avoid everything that could endanger the Purchase of all of the Non-Voting Shares by the Buyer.

5. The Buyer is aware of the existence of the Option Agreement between Novartis AG, represented by Novartis Venture Fund, and Discovery Technologies AG, as well as Mr. Heinrich Zinsli, Mr. Ernst Burgisser, Mr. Helmut Kessmann and Bureco AG, dated December 22, 1997 (Appendix 29)

        NOW THEREFORE, THE BUYER AND THE SELLERS HAVE AGREED AS FOLLOWS:


CLAUSE 1 - DEFINITIONS

Pursuant to this Agreement, the following terms and expressions are defined as follows:

        ACCOUNTS
        The audited balance sheet and profit and loss statement of the Company for the financial year ended December 31, 1998 and the audited balance sheet and profit and loss statement of the Company drawn up as at June 30, 1999.

        VOTING SHARES/VOTING SHARE CAPITAL
        Discovery Technologies Ltd. (hereunder referred to as the "Company") has an issued Voting Share Capital of CHF 500'000 (five-hundred thousand Swiss Francs) divided into 2'000 registered shares with a nominal value of CHF 100 each and 300 registered shares with a nominal value of CHF 1,000 each. According to the by-laws, each Voting Share has one vote.

        NON-VOTING SHARES/NON-VOTING SHARE CAPITAL
        The Company has an issued Non-Voting Share Capital of CHF 1,000,000 (one million Swiss Francs) divided into 1000 registered Non-Voting Shares with a nominal value of CHF 1,000 each (currently held by Novartis AG, represented by Novartis Venture Fund).

        EXPIRY DATE OF THE BUYER'S RIGHT TO BUY THE REMAINING 60% OF THE VOTING SHARE CAPITAL The Expiry Date of the Buyer's right to buy the remaining 60% of the Voting Share Capital is a date not later than December 31, 1999.

        COMPLETION DATE
        The first Completion Date: The first Completion Date is a date not later than August 10, 1999.

        The second Completion Date: The second Completion Date is a date not later than January, 31 2000.
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Voting Share Purchase Agreement                                              -3-


        AGREEMENT
        The present Agreement and its appendices.

        PARTY OR PARTIES
        The Buyer and the Sellers or one of them individually or as the case may be.

        DUE DILIGENCE REVIEW
        THE FINANCIAL, LEGAL AND TAX REVIEW REPORT made by ATAG Ernst and Young on behalf of the Buyer and based on the information given by the Sellers, laid down in the Report dated July 27, 1999 (attached in Appendix 6);

        THE TECHNICAL DUE DILIGENCE REPORT, made by the Buyer and based on the information given by the Sellers, laid down in the Report dated July 19/20, 1999 (attached in Appendix 14).


CLAUSE 2 - PURCHASE AND SALE OF THE SHARES

Pursuant to the terms and conditions provided for herein, and with the ordinary and legal guarantees, the Sellers agree to sell and the Buyer, in consideration of the representations and warranties given by the Sellers, such as set forth hereunder, agrees to buy 40% of the Voting Shares making up 40% of the Voting Share Capital of the Company. Furthermore the Sellers will sell and the Buyer will buy, under the conditions precedent in Clause 4.6 to 4.15, the remaining 60% of the Voting Share Capital of the Company.

Therefore the Buyer will buy from the Sellers and the Sellers will sell to the Buyer 40% of the Voting Share Capital (40% of the votes and 40% of the nominal Voting Share Capital) of the Company upon the First Completion Date. Effective from the First Completion Date the Sellers grant to the Buyer and the Buyer receives from the Sellers an exclusive and irrevocable right to buy the rest of the Voting Share Capital of the Company (60% of the votes and 60% of the nominal Voting Share Capital) to the terms and conditions provided for herein. The Sellers will sell upon the Buyer exercising his right to buy the rest of the Voting Shares to the Buyer. The Buyer's right to buy expires latest on December 31, 1999 and has to be communicated to the Sellers by registered mail, posted latest on the Expiry Date.


CLAUSE 3 - PURCHASE PRICE

The Total Purchase Price for all of the outstanding Voting Share Capital of the Company shall not exceed CHF 7,000,000 (seven million Swiss Francs) and is composed of a fixed amount and of an amount depending on the Company's future results.

a)      PURCHASE PRICE FOR 40% OF THE VOTING SHARE CAPITAL OF THE COMPANY:
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Voting Share Purchase Agreement                                              -4-


3.1. The Buyer will buy from the Sellers 40% of the outstanding Voting Share Capital of the Company for a price of CHF 2,750,000 (two million seven hundred fifty thousand Swiss Francs) (fixed amount).

3.2. The Buyer shall pay a fixed amount of CHF 2,750,000 (two million seven hundred and fifty thousand Swiss Francs) upon the First Completion Date.

b) EXCLUSIVE AND IRREVOCABLE RIGHT TO BUY THE REMAINING 60% OF THE VOTING SHARE CAPITAL OF THE COMPANY:

3.3. If the Buyer exercises his right to buy the remaining 60% of the Voting Share Capital, the Sellers will sell to the Buyer the remaining 60% of the Voting Share Capital for a price determined in Clause 3.4 and 3.5 not exceeding CHF 4,250,000 (four million two hundred and fifty thousand Swiss Francs). The Purchase Price shall be paid in two installments as follows:

3.4. The Buyer has to pay as a first installment by the later of February 15, 2000 or the day the Company's independent auditors release the December 31, 1999 audited financial statements, up to CHF 2,750,000 (two million seven hundred fifty thousand Swiss Francs), an amount calculated as a function (defined in Appendix 2) of total ---------- actual Gross Sales during calendar 1999 relative to projected Gross Sales of CHF 7,400,000 (seven million four hundred thousand Swiss Francs) and total actual EBITDA during calendar 1999 relative to projected EBITDA of at least CHF 1,385,000 (one million three hundred eighty five thousand Swiss Francs) for the same period.

3.5. As a second installment the Buyer has to pay by the later of February 15, 2001 or the day the Company's independent auditors release the December 31, 2000 audited financial statements, up to CHF 1,500,000 (one million five hundred thousand Swiss Francs), an amount calculated as a function (defined in Appendix 2) of total actual Gross Sales during calendar 2000 relative to projected Gross Sales of CHF 9,900,000 (nine million nine hundred thousand Swiss Francs) and total actual EBITDA during calendar 2000 relative to projected EBITDA of at least CHF 2,108,000 (two million one hundred eight thousand Swiss Francs) for the same period.

3.6. The payments under Clause 3.4 and 3.5 and consequently the Purchase Price for the remaining 60% of the Voting Share Capital will be reduced if the projected Gross Sales and EBITDA are not reached by the Company as provided in Appendix 2.

c)      PAYMENT OF PURCHASE PRICE

        The Purchase Price referred to in Clauses 3.2, 3.4 and 3.5 hereunder will be paid by the Buyer by bank checks drawn on a Swiss bank and in accordance to the allocation instructions of the Sellers according to Appendix 3. The allocation of the sale price among each of the Sellers is not the Buyers responsibility.

d)      STOCK OPTIONS

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Voting Share Purchase Agreement                                              -5-


        The first payment (Clause 3.2) shall be paid by bank checks in accordance with Clause 3.c above. Each Seller may elect to receive the rest of the payment, first and/or second installment (Clause 3.4 and 3.5) in cash, preferred stock of the Buyer, or a combination thereof. Preferred stock will be valued at the price of the most recent preferred series round prior to the Date of the first installment for the first installment and of the second installment for the second installment. The Sellers will inform the Buyer in writing whether and how much of the respective payments shall be paid in preferred stock of the Buyer at least 30 days prior to the respective payments (installments).


CLAUSE 4 - CONDITIONS PRECEDENT

a)      CONDITIONS PRECEDENT FOR THE ENTERING INTO FORCE OF THIS AGREEMENT

        This Agreement is entering into force subject to the following conditions precedent which must all be satisfied in full and definitively. The conditions precedent under Clause 4.1 to 4.5 have to be satisfied at the latest on the first Completion Date. If one or more conditions precedent are not satisfied within the period mentioned above, this Agreement will automatically become null and void, without any claim for compensation for any of the Parties, unless the Parties agree otherwise.

        The conditions precedent under Clause 4.1 to 4.4 are, however, stipulated in the sole interest of the Buyer. Therefore, if any or all of the conditions precedent have not been satisfied latest on the First Completion Date, the Buyer may waive the benefit of said conditions precedent and request the proper performance of the Agreement.

        The conditions precedent are:

4.1. The current management agrees to remain with the Company as follows: Mr. Heinrich Zinsli agrees to sign an employment agreement prior to the first Completion Date, in a full-time capacity with the Company for a term of not less than two years, from the First Completion Date. Mr. Helmut Kessmann agrees to sign an employment agreement prior to the first Completion Date, in a full-time capacity with the Company for a term of not less than two years, from the First Completion Date. Mr. Ernst Burgisser agrees to sign a consulting agreement prior to the First Completion Date.

4.2. All of the Clause 7 representations, warranties and convenants are true on the First Completion Date as if made on and as of the First Completion Date.

4.3. The Sellers agree, that ATAG Ernst & Young AG, Basel will be elected as an auditor of the Company up from the financial year 1999.

4.4. The Sellers and the Buyer will sign a Shareholders Agreement along the lines of Appendix 4.

4.5. The Sellers and the Buyer will sign an Escrow Agreement along the lines of Appendix 5.

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Voting Share Purchase Agreement                                              -6-


        The Parties will immediately notify each other in writing of the occurrence of any event resulting in or likely to result in the non-fulfillment of one of these conditions precedent prior to signing of this Agreement or prior to the First Completion Date.

b) CONDITIONS PRECEDENT FOR THE RIGHT OF THE BUYER TO BUY THE REMAINING 60% OF THE VOTING SHARE CAPITAL OF THE COMPANY

        The right to buy the remaining 60% of the Voting Share Capital of the Company is entering into force subject to the following conditions precedent which must all be satisfied in full and definitively. The conditions precedent under Clause 4.6 to 4.1 0 have to be satisfied at the latest on December 31, 1 999. If one or more conditions precedent are not satisfied within the period mentioned above, this right to buy granted by the Sellers to the Buyer will automatically become null and void, without any claim for compensation for any of the Parties, unless the Parties agree otherwise.

        The conditions precedent under Clause 4.6 to 4.8 are, however, stipulated in the interest of the Sellers. The Sellers agree to support in good faith the fulfillment of the conditions under Clause 4.6 to 4.8 at the latest on December 31, 1999. In case of non-compliance with this obligation of good faith by the Sellers, it will be deemed that the Sellers have waived the benefit of said conditions and the Buyer may request the proper performance of the agreement.

        The conditions precedent under Clause 4.9 to 4.1 0 are, however, stipulated in the sole interest of the Buyer. Therefore, if any or all of these conditions precedent have not been satisfied at the latest on December 31, 1999, the Buyer may waive the benefit of said conditions precedent and request the proper performance of the Agreement.

        The conditions precedent are:

4.6. The Buyer has acquired all of the Company's Non-Voting Share Capital from Novartis for the amount of CHF 2,500,000 (two million five hundred thousand Swiss Francs) and Novartis has agreed to a repayment of the loan in the amount of CHF 2,600,000 (two million six hundred thousand Swiss Francs). The debt restructuring is at the Buyer's responsibility.

4.7. Basler Kantonalbank (BKB) has agreed to the termination of the guarantee in the amount of CHF 1,000,000 (one million Swiss Francs) granted by Novartis AG, represented by Novartis Venture Fund or another appropriate solution regarding this guarantee has been found.

4.8. BKB has agreed to the continuation of the loan agreement dated November 6, 1997 (line of credit of CHF 3,000,000 (three million Swiss Francs)), and October 7, 1998 (working capital credit limit of CHF 950'000 (nine hundred fifty thousand Swiss Francs)) if and when the Company is controlled by the Buyer. If BKB does not agree to continue these loans, the Buyer and the Sellers agree to support any other appropriate solution.

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Voting Share Purchase Agreement                                              -7-


4.9.    The Company granted to the members of the Scientific Advisory Board
        (SAB) and separately to Prof. Gert Folkers the right to participate in the Non-Voting Capital of the Company. The Sellers confirm, that all the members of the SAB have waived this right or the Parties have agreed to another solution.

4.10. Moreover, all individuals or legal entities who have entered into a contract with the Company, which includes provisions allowing said persons to terminate the contract if there is a change in the ownership of the Company or its subsidiaries, have waived said provisions in writing, or the Sellers will cause them to waive said provisions in writing by no later than the Second Completion Date, in connection with the operations provided for under this Agreement.

        The Parties will immediately notify each other in writing of the occurrence of any event resulting in or likely to result in the non-fulfillment of one of these conditions precedent prior to signing of this Agreement or prior to the Second Completion Date.

c) CONDITIONS PRECEDENT FOR AN OBLIGATION OF THE BUYER TO PURCHASE THE REMAINING 60% OF THE VOTING SHARE CAPITAL OF THE COMPANY

        The Parties are aware that after completion of the purchase of the first 40% of the Voting Share Capital of the Company, it is in the interest and intent of both Parties to transfer the remaining 60% of the Voting Share Capital of the Company from the Sellers to the Buyer. Therefore, the Buyer agrees to and will be obliged to exercise its right to buy the remaining 60% of the Voting Share Capital of the Company if the following conditions precedent are satisfied at the latest on December 31, 1999.

        If one or more of the following conditions precedent are not satisfied within the period mentioned above, the Buyer will not be obliged to exercise its right to buy the remaining 60% of the Voting Share Capital of the Company, but may choose to exercise this right at his own discretion within the confines of Clause 4 section b above (conditions precedent for the right of the Buyer to purchase the remaining 60% of the Voting Capital of the Company).

        The conditions precedent are:

4.11. The Buyer has completed the sale of its newly created equity capital which yields net cash proceeds to the Buyer of not less than CHF 16,000,000 (sixteen million Swiss Francs). This sum is in the best estimation of the Parties equivalent to the highest sum necessary to purchase all of the Voting and Non-Voting Shares of the Company and to repay all loans and lines of credit of the Company as per June 30, 1999;

4.12. The transfer of all of the Non-Voting Shares of the Company from Novartis to the Buyer for a purchase price of CHF 2,500,000 (two million and five hundred thousand Swiss Francs) has been completed;

4.13. Professor Gert Folkers and all members of the Scientific Advisory Board have waived their rights in writing to participate in any Voting or Non-Voting Capital of the Company;

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Voting Share Purchase Agreement                                              -8-


4.14. All individuals or legal entities who have entered into contracts with the Company entitling them to terminate said contracts in case of change in ownership of the Company or its subsidiaries have waived such rights in writing;

4.15.   All of the representations and warranties set forth in Clauses 7.1 to
        7.22 below are true and valid on and as of the Second Completion Date.

        The Parties will immediately notify each other in writing of the occurrence of any event resulting in or likely to result in the non-fulfillment of one of these conditions precedent prior to signing of this Agreement or prior to the Second Completion Date.

d)      CONSEQUENCES OF NON-SATISFACTION OF CLAUSE 4.11

        If the condition precedent set forth in Clause 4.11 above is not satisfied by December 31, 1999, and as a consequence of this, the Buyer chooses not to exercise its right to buy the remaining 60% of the Voting Capital of the Company, then the Sellers will have the right to repurchase from the Buyer the initial 40% of the Voting Shares of the Company, for the same price initially paid by the Buyer. This right of repurchase can only be exercised jointly by all Sellers. This right of repurchase will expire at the latest on June 30, 2000.

        Furthermore if the condition precedent set forth in Clause 4.11 above is not satisfied by December 31, 1999 and as a consequence of this the Buyer chooses not to exercise its right to buy the remaining 60 % of the Voting Share Capital of the Company and the Sellers do not exercise their right to repurchase the 40 % of the Voting Share Capital of the Company, then the Buyer enters into the following undertakings:

        i) The Buyer enters as party holding 40 % of the Voting Share Capital into the Option Agreement (Appendix 29);

        ii)In case of conflict with other provisions of this agreement and the shareholder agreement (Appendix 4), the preceding provision shall prevail.


CLAUSE 5 - INCENTIVE COMPENSATION

5.1. If the Buyer has acquired all of the Voting Share Capital of the Company, then the Buyer agrees to implement appropriate incentive compensation programs for the Company's employees and officers. "Appropriateness" shall be determined by reference to the practices of other companies owned or controlled by the Buyer. Any equity-based incentives may be tied to the equity of the Buyer rather than of the Company.

5.2. The Buyer agrees that the Sellers 1 to 3 stay members of the Board of Directors until the last payment of the Total Purchase Price has been paid by the Buyer

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Voting Share Purchase Agreement                                              -9-


CLAUSE 6 - COMPLETION OF THE SALE

6.1. Sale of 40% of the Voting Shares will be completed, subject to fulfillment of the conditions precedent set forth in Clause 4.1 to 4.5 above on a date (the 'First Completion Date') not later than August 10, 1999 at the Basel office of ATAG Ernst & Young.

6.2. The Sale of the remaining 60% of the Voting Share Capital of the Company will be completed subject to fulfillment of the conditions precedent set forth in Clause 4.6 to 4.10 above on a date (the 'Second Completion Date') not later than January 31, 2000 at the Basel office of ATAG Ernst & Young.

6.3.    On the First Completion Date:

        a) The Sellers will remit the following documents to the Buyer:

           - A copy of the Voting Share Capital register and the Non-Voting Share Capital register of the Company in which the Buyer has been registered as the owner of 40 % of the Voting Shares as of the First Completion Date of this Agreement, signed by the duly authorized officers of the Company.

           - A copy of the Company's records duly updated on the Completion Date, including the minutes of board meetings and of shareholders' general meetings.

           - A copy of the minutes of the Company's board meeting held at the latest on the Completion Date approving the Buyer as the new owner of 40% of the Voting Shares of the Company; said minutes must be certified true by Mr. Heinrich Zinsli acting as the Company's Chairman,

           - A copy of the extra ordinary general assembly meeting held at the latest on the first Completion Date approving ATAG Ernst & Young AG, Basel as an auditor of the Company for the financial year 1999, appointing one new member of the Board of Directors, in accordance with the instructions given by the Buyer and a second member replacing Mr. Ch. Grether as a member of the Board of Directors, in accordance with the instructions given by the Buyer.

           - Letter of resignation of Mr. Christoph Grether as member of the Board of Directors effective as of the first Completion Date.

           - A certified true copy of the Company's Articles of Association and the most recent extract from the Trade Register.

        b) The Sellers will remit the following documents to the Escrow Agent under the Escrow Agreement (Appendix 5):

           - The Voting Share Certificates no. 1, 4, 7, 10 and 13 representing the Voting Shares nos. 1 to 266, 667 to 933, 1334 to 1600, 2001
               to 2119 and 2300 duly endorsed to the Buyer and the Share Certificates nos. 2, 3, 5, 6, 8, 9, 11 and 12 representing the Shares nos. 267 to 532, 533 to 666, 934 to 1200, 1201 to 1333,
               1601 to 1867, 1868 to 2000, 2120 to 2239 and 2240 to 2299.

Voting Share Purchase Agreement                                             -10-


        c) Provided that the Sellers have remitted the documents indicated in Clause 6.3a) and b) above, the Buyer will make the first Payment as indicated in Clause 3.l.

6.4.    On the Second Completion Date:

        a) The Sellers will remit the following documents to the Buyer:

           - A copy of the Voting Share Capital register and the Non-Voting Share Capital register of the Company in which the Buyer has been registered as the owner of all of the Voting Share Capital and as the owner of all of the Non-Voting Share Capital as of the Second Completion Date of this Agreement, signed by the duly authorized officers of the Company.

           - A copy of the minutes of the Company's board meeting held at the latest on the Second Completion Date approving the Buyer as the new Owner of all of the Voting Shares and of all of the Non-Voting Shares of the Company and said minutes must be certified true by the Company's Chairman.

        b) The Sellers will duly endorse the Voting Share Certificates nos. 2, 3, 5, 6, 8, 9, 11 and 12 representing the Voting Shares nos. 267 to 532, 533 to 666, 934 to 1200, 1201 to 1333, 1601 to 1867, 1868 to
           2000, 2120 to 2239 and 2240 to 2299 to the Buyer. The Share Certificates will stay under the Escrow Agreement with the Escrow agent according to Clause 12.

        c) The Buyer will remit the following documents to the Sellers:

           - Written Confirmation by the Buyer regarding the purchase of all of the Non-Voting Capital from Novartis and the repayment of the loan granted by Novartis to the Company to Novartis (see Clause 4.6).

           - Written confirmation by the Buyer regarding the reimbursement of the credits granted by BKB to the Company or written confirmation of a new Agreement on the settlement of these credit facilities (see Clause 4.8).

           - Written confirmation by the Buyer that BKB agreed to the termination of the guarantee granted by Novartis AG, represented by Novartis Venture Fund of CHF 1,000,000 (one million Swiss Francs).

        d) Provided that the Sellers have remitted the documents indicated in Clause 6.4a) and fulfilled the requirements in Clause 6.4. b) above, the Buyer will make payment of the Purchase Price as indicated in Clause 3.4 and 3.5 and 3.6.


CLAUSE 7 - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers are deemed to be completely familiar with the Company, its situation, its activities and commitments and hereby jointly and severally make the following representations, warranties and covenants to the Buyer, which representations and warranties and convenants

Voting Share Purchase Agreement                                             -11-


shall survive the First and the Second Completion Date. Any exceptions to the representations, warranties and convenants of the Sellers accepted by the Buyer are identified both completely and entirely under this Clause.

The Company was reviewed regarding financial, tax and legal matters from July 5 to 8, 1999. The Report of the Review is enclosed to this Agreement as Appendix 6 and is an integral part of this Agreement. Any fact mentioned in the Review Report is deemed to be disclosed. The Company was reviewed regarding technical matters from July 19 to 20, 1999. The technical Due Diligence Report is enclosed to this Agreement as Appendix 14. Any fact mentioned in the Review Report is deemed to be disclosed.

7.1.    INCORPORATION OF THE COMPANY, COMPANY REGISTERS

        The Company is a Swiss company whose registered office is located at Allschwil. The Company is registered in the Trade Register according to Swiss Law. The Company has been duly incorporated and is lawfully established in accordance with Swiss law.

        The certified true copy of the Company's Articles of Association and the extract from the Trade Register, attached as Appendix 7 and 8, are up to date on the date of signature hereof.

        The Company's registers and all other records which must be drawn up or kept by the Company in accordance with current laws and regulations are in good order, complete and exact and up to date on the date of signature hereof.

7.2.    AUTHORIZED CAPITAL, SHAREHOLDERS, INVESTMENT SECURITIES, DISTRIBUTIONS

        The Company has an issued Voting Share Capital of CHF 500'000 (five hundred thousand Swiss Francs) which is divided into 2'000 registered Voting Shares with a nominal value of CHF 100 each and 300 registered Voting Shares with a nominal value of CHF 1,000 each and a Non-Voting Share Capital of CHF 1'000'000 (one million Swiss Francs) divided into 1,000 registered Non-Voting Share certificates with a nominal value of CHF 1,000 each. The Voting Shares and the Non-Voting Shares are validly issued and fully paid up.

        The Company has not given any option, warrant, convertible security, or other undertaking of any kind whatsoever concerning the issue of new shares or other investment securities in the Company or concerning a change in its issued capital except those granted to three members of the Scientific Advisory Board (Appendix 9) and to Prof. Gert Folkers in the side letter of February 12, 1999 (Appendix 9).

        No payment of dividends and no other distribution of any sums by the Company has been decided or made on the date of signature hereof and no payment of dividends or any other distribution of sums will be decided by the Company for the financial year in progress or for the previous year until after the Completion Date.

Voting Share Purchase Agreement                                             -12-


7.3.    VOTING SHARES

        The Sellers warrant that they are the sole owner of the 2,300 Voting Shares and have good and valid title in all such Voting Shares and have the authority to and will in fact sell the Voting Shares free and clear of all liens, options, guarantees, security interests, pledges, priority rights, pre-emptive rights or other rights, requests, claims or other restrictions whatsoever to the free transferability thereof. As of the date of signing of this Agreement the Sellers have the full right and capacity to sell complete title of the Voting Shares.

7.4.    SUBSIDIARIES AND HOLDINGS

        The Company does not own any subsidiary or any stake or partnership interest in other companies or legal entities except of Discovery Technologies USA LLC and its participation in Myocontract GmbH.

        The Company does not belong to any de facto company or joint venture company and is not associate or member of any partnership or of any economic interest grouping, pool or consortium or any structure of the same type except of 'Interessengemeinschaft Innovationszentrum Nordwestschweiz'.

7.5.    ACCOUNTS

        A copy of the Company's accounts drawn up as at December 31,1998, including the balance sheet (assets and liabilities), the notes thereto and the profit and loss account and the auditors report dated January 28, 1999, as well as the Company's accounts drawn up as at June 30, 1999 including the balance sheet (assets and liabilities), the notes thereto and the profit and loss account and the auditors report dated July 22, 1999 and the management letter dated July 23, 1 999 are set forth in Appendix 10 and 11 hereto.

        The Accounts have been drawn up in the form required by law and accurately reflect the Company's financial position and the results of its operations and have been prepared according to generally accepted accounting principles and practices in Switzerland. The Company has consistently applied said principles and practices since the constitution of the Company.

        On the date of December 31, 1998 and June 30, 1999 the Company had no liabilities or obligations other than those and, as the case may be, depreciated, in the Accounts.

7.6.    PROPERTY AND ASSETS

        The Company validly and fully owns all the assets posted in the accounts of its business and all assets necessary to successfully function.

        This property is free of all liens, pledges with or without dispossession, retention of title, all mortgages, easements, guarantees, promises, security interest or other encumbrances.

Voting Share Purchase Agreement                                             -13-


7.7.    RECEIVABLES AND DEBTS

        The Company's trade and other receivables, net of provisions funded for returns, claims and bad debts, such as they are posted in the Accounts, and, more generally, all receivables arising since June 30, 1999 (Appendix 12 Debitors and Creditors List as per June 30, 1999), are valid and can be recovered in full, or have been recovered, within 90 days from the invoice date except of CHF 34,000 (thirty four thousand Swiss Francs) of Myocontract GmbH.

        The Company does not owe any sum whatsoever and has not undertaken to pay any sum whatsoever to any of its shareholders, company directors, employees, sales representatives, agents or distributors, whether past or present, or to any of their spouses, children or relatives or any person acting on their behalf or any legal entity in which the Seller directly or indirectly holds more than 10% of the voting rights, otherwise than in payment for services provided at customary commercial rates and board fees. Appendix 13 (List of sums owed to EPR Labautomation AG) identifies all sums owed to any spouses, children or relatives of any of its shareholders, company directors, employees, sales representatives, agent or distributors and to any legal entity in which the Seller directly or indirectly holds more than 10% of the voting rights.

        No shareholder, company director, employee, sales representative, agent or distributor and none of their spouses, children or relatives or anybody acting on their behalf or in which the Seller directly or indirectly holds more than 1 0% of the voting rights owes any sums whatsoever to the Company, or has, within the past 18 months, had any such liability relieved other than by cash payment in full.

        Any interest paid to the Company's shareholders prior to the date hereof has never exceeded the maximum amount authorised by current tax law.

7.8.    STOCKS AND WORK IN PROCESS

        The Company's stocks and work in process posted in the Accounts constitute the whole of the Company's stocks and work in process as at June 30, 1999.

        Said stocks are posted in the Accounts at their cost price or their present market value, if less.

        The Company does not keep goods in consignment owned by third parties or which are subject to retention of title clauses in its stocks except of the chemical libraries of the four providers Analyticon AG, Bionet Research Ltd., ComGenex Inc., SPECS and BioSPECS bv.

7.9.    OFF BALANCE SHEET COMMITMENTS, GUARANTEES, ENDORSEMENTS. SECURITY
        INTERESTS

        There are no off balance sheet commitments as per June 30, 1999.

Voting Share Purchase Agreement                                             -14-


        The Company has not given any guarantee, security interest or endorsement relating to the fulfillment of obligations contracted by third parties (including by its shareholders, company directors or by the members of its own personnel) except the guaranties given by BKB for the rent of the building in Allschwil (CHF 140,000 (hundred and forty thousand Swiss Francs)) and for the credit card of Mr. Tim Brooks (CHF 20'000 (twenty thousand Swiss Francs)).

7.10.   BANKRUPTCY PROCEEDINGS

        The Company is not insolvent and is not concerned by any receivership or liquidation subject to court supervision or any conciliation, voluntary settlement or other bankruptcy proceedings provided for under current law.

        There is nothing, at the date hereof, to lead one to believe that the Company may subsequently be insolvent or be concerned by any bankruptcy proceedings other than the auditor's report regarding the Company's Financials as per December 31, 1998 (Appendix 10) and the auditor's report regarding the Company's Financials as per June 30, 1999 (Appendix
        11)

7.11.   DISPUTES/PRODUCT LIABILITIES

        The Company is not involved in any litigation or disputed claims, in particular, in court, administrative or arbitration proceedings and is not subject to any court, administrative or other supervision. It is not concerned by any claim or other request that may entail such proceedings or such supervision except of the potential cases 'Roche' and 'Liconic' mentioned in the financial, legal and tax review report and the technical due diligence report (Appendix 6 and 14).

        The Sellers are not aware of any current or potential claim with regard to product liability or of facts on which such a claim could be based.

7.12.   ENVIRONMENTAL LAW

        The Company's activities have always been and are, at today's date, carried out in compliance with current laws and regulations concerning the protection of the environment. The Company has obtained all permits, licenses or other authorizations required under current laws and regulations and has made all the necessary declarations in relations thereto.

7.13.   CONTRACTS

        All the written or oral contracts, agreements, undertakings or arrangements entered into by the Company constitute valid and binding undertakings for each of the parties in question. None of said undertakings was entered into in breach of current laws or regulations. The Company, as well as the other concerned parties, have duly fulfilled

Voting Share Purchase Agreement                                             -15-


        their obligations under these undertakings except of the cases 'Roche' and 'Liconic' mentioned above.

        Said undertakings all concern the Company's day-to-day business and were entered into at arm's length as part of the Company's usual business.

        There are no outstanding written or oral contracts, agreements, undertakings or arrangements entered into by the Company which have a contractual value in excess of CHF 25,000 except of those mentioned in Appendix 15.

        The Company is not a party to any agreement and has not entered into any undertaking which cannot be freely terminated by the Company, without compensation and subject to less than three months' notice except of those mentioned in Appendix 16.

        There are no agreements entered into between the Company and the Sellers or between the Company and other companies or entities in which the Sellers are directly or indirectly involved or which are directly or indirectly involved in the Sellers except of the contracts with EPR Labautomation AG mentioned in Appendix 17.

7.14.   LEASING AGREEMENTS

        The Company is not a party to any leasing agreement except of the two agreements with Credit Suisse Leasing dated January 14, 1999 and April 29, 1999 (Appendix 18 and 19).

7.15.   TRADEMARKS, LOGOS, PATENTS, INDUSTRIAL OR INTELLECTUAL PROPERTY RIGHTS

        The Company does not own any trademark, logo, patent, software or other industrial or intellectual property right, other than those identified in Appendix 20.

        The Company has not infringed and will not infringe to its best knowledge any right whatsoever owned by a third party concerning any patent, trademark logo, software, business name, corporate name or other industrial or intellectual property right.

7.16.   INSURANCE

        The Company is adequately insured with creditworthy insurance companies for the risks and the amounts that companies engaged in similar activities normally insure for and, in particular, for the risks inherent in its civil liability and its product liability except of Discovery Technologies USA LLC and of activities in the US and in Canada.

        The Company has validly fulfilled all its obligations to said insurance companies, in particular, with regard to the declaration of risks or losses and the payment of premiums.

        On the date hereof, any declared or reasonably foreseeable loss is duly covered by the insurance policies taken out by the Company.

Voting Share Purchase Agreement                                             -16-


7.17.   TAXES, SOCIAL SECURITY CONTRIBUTIONS, CUSTOMS

        The Company has duly filed with the relevant government services within the required time limits all its tax, special tax, social security and customs returns of any kind as well as all statements or other documents required under the laws and regulations concerning its tax, special tax, social security and customs expenses, and has kept a copy of the original documents filed.

        The Company has duly paid the relevant government services within the required time limits all the taxes, contributions, duties and other tax, special tax, social security or customs expenses owed by it except social security contributions in an amount of CHF 13,740.20 as included in the audited Company's financials as per June 30, 1999.

7.18.   PERSONNEL

        As of August 1, 1999, the Company employs 22 employees. The entire personnel and all the outstanding employment agreements are listed in Appendix 21.

        The Company has not granted any benefits to its employees which go beyond the usual standards for similar Companies in Switzerland or fringe benefits in excess of those listed in Appendix 22.

        The Company has not entered into any profit sharing scheme, incentive scheme or other labour agreement apart from those listed in Appendix 23.

        The Company is up to date with all its legal, regulatory and contractual obligations towards its personnel, both on individual and group levels, and in particular with regard to employee representative bodies. It has complied with its obligations with regard to health and safety of working conditions.

        No retirement gratuity has been granted or promised to any past or present employee or company director of the Company except of those granted in the retirement plan (bel etage) for management (Appendix 24).

7.19.   POWERS/BANK ACCOUNTS

        Appendix 25 lists the names and addresses of each person who has received a general or special power of attorney from the Company or its legal representatives, including any power concerning the Company's bank accounts. All Company bank accounts are listed in Appendix 26.

7.20.   MAJOR EVENTS

        No fact or event of any kind whatsoever, apart from as specified in this Agreement, is likely to have a negative effect on the Company's assets, liabilities, business or activities. No fact or event of this type exists which the buyer may not have been informed about

Voting Share Purchase Agreement                                             -17-


        and which one could reasonably consider, given the nature or importance thereof, that it would have affected the Buyer's decision to buy the Voting Shares at the agreed price.

7.21.   INTERIM PERIOD

        a) The Company has and the Sellers will cause the Company to carry out until the Second Completion Date its activities solely in the normal and usual course of business, with care and responsibility, so as to protect its relations and reputation vis-a-vis third parties, the public authorities and any other persons maintaining business relations with it.

               Since June 30,1999, especially there has not been and will not be one of the following operations:

               (i) any change in the Company's financial position, earnings, assets, liabilities, business, operations or budgets other than normal changes falling within the normal scope of business,

               (ii)   any purchase or sale of stock by the Company,

               (iii) any issue, division or pooling by the Company of shares or other investment securities, any granting of rights or options to buy or to subscribe for shares of the Company or that may grant the right to buy or subscribe for stock representing a share of the Company's capital,

               (iv) any payment of dividends, prepaid dividends or other sums (in particular by capital reduction or redemption) and more generally any operation that may lead to the allocation of assets, and/or earnings, and/or reserves or premiums between the Company's shareholders.

               (v) any loan granted or promised by the Company or any increase of its overall indebtedness by loans, overdrafts, credit facilities or otherwise,

               (vi) any security, guarantee or endorsement granted by the Company to third parties,

               (vii) any assumption by the Company of any obligation or liabilities other than normal obligations or liabilities assumed in the normal course of business,

               (viii) any expiry, termination, waiver or any amendment or breach of any contract or other undertaking to which the Company is a party, other than in the normal course of business, except Liconic.

               (ix) any increase or promise to increase salaries of the Company's employees, sales representatives, agents, distributors and company directors or benefits to which they are entitled (bonus, profit sharing schemes, pension, retirement or other annuities or benefits of the same kind) other than normal increases, not in

Voting Share Purchase Agreement                                             -18-


                      excess of 10%, justified by the individual results of employees or imposed by employment contracts,

               (x) any cancellation or waiver by the Company of one of its receivables or claims against third parties,

               (xi) any lien, pledge with or without dispossession, mortgage, easement, security, promise, security interest or other right or encumbrance granted on a tangible or intangible asset of the Company,

               (xii) any operation or undertaking which has been carried out or assumed outside the normal course of the Company's day-to-day business,

               (xiii) any undertaking relating to all or part of the items mentioned in (i) to (xiii) above or which could bring about the occurrence of one of these items,

               (xiv) any element or fact that may harm the Company's reputation vis-a-vis its customers and suppliers, in particular,

               (xv) any industrial disturbance, conflict, strike or similar event affecting the Company.

7.22.   HTS FACTORY

        In addition to the representations and warranties set forth in Clause
        7.1 to 7.21 above Mr. Ernst Burgisser makes the following representations and warranties: Appendix 27 contains the latest estimates of the Company to complete the development, installation and debugging of the Company's HTS factory. These estimates are sufficient. The Rolimans purchased from EPR Labautomation Ltd. by the Company are free of defects in material and workmanship and, if operated and maintained in accordance with any written instructions provided, shall perform in accordance with its specifications for a period of 12 months from the date of installation.

        If requested by the Buyer, Mr. Ernst Burgisser, through EPR Labautomation or other resources, agrees to provide ongoing maintenance and support of the units at fair market conditions once the initial 12 months have elapsed.

        Drawings and all of the engineering documentation and lists of suppliers and subcontractors relating to the Roliman will be placed in escrow prior to the Second Completion Date by Mr. Ernst Burgisser. In the case of non-compliance with this obligation, the Buyer has the right to retain the payments to Mr. Ernst Burgisser under Clause 3.4 and 3.5 and
        3.6 until this obligation is fulfilled.

Voting Share Purchase Agreement                                             -19-


7.23.   COMPLETION DATE

        All the representations and warranties set forth in Clauses 7.1 to 7.22 above are true and valid on and as of the date of this Agreement and also will be true and valid on the First and Second Completion Date.


CLAUSE 8 - INDEMNIFICATION OF THE BUYER

a)      THE SELLERS' OBLIGATIONS

8.1. The Sellers irrevocably agree and undertake to compensate the Buyer by reducing the Purchase Price or by way of damages, at the Buyer's option, of any and all loss, liability or costs incurred, of any kind whatsoever, including reasonable advisers' and legal fees and costs, which the Buyer or the Company may bear or incur by reason of any fraudulent breach in the covenants, representations or warranties given in this Agreement by the Sellers, provided that the Buyer shall notify the Seller in writing of such breach or inaccuracy. latest on June 30, 2001. The Sellers are liable jointly and severally and without limitation for fraudulent breach as mentioned under this Clause.

8.2. The liability of the Sellers in respect of any breach of contract or breach of duty or fault or negligence or otherwise whatsoever arising out of or in connection with this engagement will be considered a breach by all Sellers. The liability under this Clause 8.2 will be limited in total to the amount of the Total Purchase Price to be paid by the Buyer to the Sellers. The Sellers agree and undertake to compensate the Buyer by reducing the Purchase Price or by way of damage, at the buyer's option up to this limit including reasonable advisers' and legal fees and costs, which the Buyer or the Company may bear or incur by reason of any breach in the convenants, representations or warranties given in this Agreement by the Sellers, provided that the Buyer shall notify the Sellers in writing of such breach or inaccuracy latest on June 30, 2001. Up to the Total Purchase Price to be paid by the Buyer, the Sellers are jointly and severally liable to the Buyer. However the liability of each Seller is limited to the amount of the purchase price allocated to him. If the Buyer is unable to collect compensation under Clause 8.2 from one Seller, he cannot go after the other Sellers for his share.


        The Buyer agrees to reduce the liability of Mr. Helmut Kessmann under this Clause by the amount of Income Tax paid by the latter on this transaction which is not refunded back to Mr. Helmut Kessmann as a consequence of the reduction in the net purchase price paid. Mr. Helmut Kessmann must make all reasonable efforts to receive the maximum tax refund available.

8.3     For any breach of the representations and warranties set forth in Clause
        7.22 (HTS factory), Mr. Ernst Burgisser shall be solely liable under the same terms as stated in Clause 8.1 and 8.2 above.

Voting Share Purchase Agreement                                             -20-


b)      THE BUYER'S OBLIGATIONS

8.4. The Buyer will notify the Sellers in writing within 30 days of the discovery of any fact or an event that may bring the Sellers' warranty into play. This notice shall include a short description of the claim, fact or event in question and the amount or estimated amount of the loss incurred or which could be sustained by the Buyer or the Company.

        In case of non compliance with these obligations, the Buyer will not be entitled to any compensation by the Sellers.


CLAUSE 9 - NON COMPETE

9.1. Each selling founder of the Company (Sellers 1 to 3) undertakes, for a three year period as from the First Completion Date (i) not to hire without the prior written consent of the Buyer any current or future member of the Company's personnel, (ii) not to carry on directly or indirectly, as a proprietor or an employee, a business which competes with that of the Company except those listed in Appendix 28 and (iii) not to become, directly or indirectly, a shareholder, company director, de jure or de facto director, consultant, representative or distributor of any company which has a business which competes with that of the Company without the prior written consent of the Buyer.

9.2. In the event that any one of the selling founders of the Company (Sellers 1 to 3) breach any of their obligations contained in the previous provisions of Clause 9, they shall immediately, without any action or formality being required to be taken or fulfilled forfeit for the benefit of Buyer (or at Buyer's discretion for the benefit of the Company) an immediately payable contractual penalty of CHF 50,000 for each infringement and of CHF 1,000 for each day such infringement will continue, without any damages or losses being required to be proven. In addition, the Buyer reserves its full right to claim indemnification for any damage or loss incurred by the Buyer and the Company and its full right to seek an injunction.

9.3. In addition to any other remedies, the Buyer may deduct any monies it is owed under Clause 9 from any contingent Purchase Price payments not yet made.


CLAUSE 10 - CONFIDENTIALITY

Each party undertakes not to make any public disclosure or to disclose the details of the financial terms of this Agreement to any third party whomsoever and in particular to the Company's personnel without the other Party's prior agreement in writing, except to the extent strictly required by the law and to information to be given by the Buyer to potential investors .

Voting Share Purchase Agreement                                             -21-


CLAUSE 11 -ASSIGNMENT OF THE AGREEMENT

The Sellers may not assign or delegate all or part of their rights or obligations hereunder without the prior agreement in writing of the Buyer.


CLAUSE 12 - GUARANTEES BY THE BUYER

All the Voting Shares of the Company remain in escrow in accordance with the Escrow Agreement (Appendix 5).


CLAUSE 13 - TERM

This Agreement shall be binding from the date of signature hereof.


CLAUSE 14 - GOVERNING LAW AND COMPETENT JURISDICTION

This Agreement shall be governed, with regard to the interpretation and performance thereof, by Swiss law.

The exclusive place of jurisdiction is Allschwil.


CLAUSE 15 - DISPUTES

With regard to any dispute relating to the interpretation, performance or termination of this Agreement, the parties will make their best efforts to come to an amicable settlement, in particular, by organising a mediation meeting between their respective advisers, if this may be useful.

CLAUSE 16 - MODIFICATIONS

Any modifications of this Agreement must be in writing and signed by both parties.


Executes in 6 original counterparts of which one copy for each of the Sellers, one copy for the Buyer and one copy for the Company's documentation.


SELLERS:                                    BUYER:

Date:  10/8/99                              Date:  10/8/99


/s/  illegible                              /s/  illegible
----------------------------                -----------------------------

Voting Share Purchase Agreement                                             -22-


Date:  10/8/99


/s/  illegible
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Date:  10/8/99


/s/  illegible
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Date:  10/8/99


/s/  illegible
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